NE Sec of State - Robed B. Evnen
Filing Document #: 2412235205 Pages: 7
Company Name: PROTECTIVE LIFE INSURANCE COMPANY
Filing Date and Time: 12/26/2024 04:44 PM

NEBRASKA DEPT OF INSURANCE DEC 19 2024 Tentative Approval NOT FINAL

ARTICLES OF DOMESTICATION OF PROTECTIVE LIFE INSURANCE COMPANY

For the purpose of its redomestication from the State of Tennessee to the State of Nebraska, pursuant to the applicable provisions of Chapter 44 of the Nebraska Insurance Code and the Nebraska Model Business Corporation Act, the undersigned hereby executes the following Articles of Domestication ("the Articles"):

ARTICLE 1

The name of the Company immediately before the filing of the Articles is Protective Life Insurance Company.

ARTICLE 2

The Company was originally incorporated under the laws of Tennessee on July 24, 1907.

ARTICLE 3

The domestication of the Company in the State of Nebraska was duly authorized as required by the laws of the State of Tennessee.

Execution Version Protective Life Insurance Company Articles of Domestication	STATE OF NEBRASKA DEPARTMENT OF INSURANCE JAN 03 2024 APPROVED

IN WITNESS WHEREOF, Protective Life Insurance Company has caused these Articles of Domestication to be executed in duplicate in its corporate name and its corporate seal to be affixed hereto by its duly authorized officers, this 19th day of December, 2024.

Protective Life Insurance Company

By:	/s/ Richard J. Bielen
Richard J. Bielen
President, Chief Executive Officer, and Chairman of the Board

STATE OF ALABAMA	)
)
COUNTY OF JEFFERSON	)

I HEREBY CERTIFY that on this day, before me, an officer duly authorized in the State and County aforesaid to take acknowledgements, Richard J. Bielen, Charmain of the Board of Protective Life Insurance Company, personally appeared before me and acknowledges the execution of the foregoing Articles of Domestication of Protective Life Insurance Company, and who having been duly sworn, stated that any representations therein contained are true.

WITNESS my hand and Notarial Seal in the County and State last aforesaid, the 19th day of December, 2024.

/s/ Vanessa Ricaurte
NOTARY PUBLIC

{SEAL}

Execution Version

Protective Life Insurance Company

Articles of Domestication

NEBRASKA DEPT OF INSURANCE DEC 19 2024 Tentative Approval NOT FINAL

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF PROTECTIVE LIFE INSURANCE COMPANY

WHEREAS, Protective Life Insurance Company ("the Company") was originally incorporated in 1907 under the laws of Tennessee; and

WHEREAS, the Company now desires to amend and restate its Amended and Restated Charter (the "Charter") in connection with the redomestication of the Company from the State of Tennessee to the State of Nebraska pursuant to the Nebraska Model Business Corporation Act and Chapter 44 of the Nebraska Insurance Code, and these Articles of Incorporation amend and restate the provisions of the Charter and all restatements thereof and amendments thereto.

WHEREAS, the Company in connection with the redomestication of the Company from the State of Tennessee to the State of Nebraska pursuant to the Nebraska Model Business Corporation Act, the Company has filed Articles of Domestication with the Nebraska Secretary or State.

NOW THEREFORE, the Company hereby adopts the following Amended and Restated Articles of Incorporation:

ARTICLE 1
NAME

The name of the Company shall be Protective Life Insurance Company.

ARTICLE 2
DURATION

The duration of the Company shall be perpetual.

ARTICLE 3

PURPQSES, OBJECTS AND POWERS

The purposes, objects and powers of the Company are:

a.	To engage in any lawful business, act or activity for which a corporation may be organized under the Nebraska Model Business Corporation Act, it being the purpose and intent of this Article 3 to invest the Company with the broadest purposes, objects and powers lawfully permitted a corporation formed under the said Act.

STATE OF NEBRASKA DEPARTMENT OF INSURANCE JAN 03 2024 APPROVED

b.	To carry on any and all aspects, ordinary or extraordinary, of any lawful business and to enter into and carry out any transaction, ordinary or extraordinary, permitted by law, having and exercising in connection therewith all powers given to corporations by the laws of the State of Nebraska.

c.	Without limiting the scope and generality of the foregoing, the Company shall have the following specific purposes, objects and powers:

1.	To transact the business of life, disability, health and accident insurance and to issue annuities and endowments and every other kind of insurance in such places as may be approved by the Board of Directors subject to applicable regulatory approvals, including without limitation, to transact the business of insuring the lives of individuals and the writing of every kind of insurance pertaining to life, including the granting, selling, purchasing and disposing of annuities and endowments; to accept risks and insure against accidents or sickness; to effect reinsurance; and generally to make all contracts and to do and perform all things whatsoever pertaining to the business of insuring lives and of taking risks against accidents or sickness, or the granting, selling, purchasing and disposing of annuities and endowments; all in a manner not inconsistent with the laws of the State of Nebraska or the provisions hereof.

2.	To have and to exercise any and all of the powers specifically granted in the insurance laws of the State of Nebraska, none of which shall be deemed to be inconsistent with the nature, character or object of the Company and none of which are denied to it by these Amended and Restated Articles of Incorporation, including, without limitation, the power to accept and execute all legal trusts which may be confided to the Company.

ARTICLE 4

CAPITAL STOCK

The Company is authorized to issue five million (5,000,000) shares of stock, one dollar ($1.00) par value per share. All such shares are to be of one class and shall be designated as Common Stock. The shareholders of the Company shall not have preemptive rights.

ARTICLE 5

REGISTERED AGENT AND REGISTERED OFFICE

C T Corporation System shall serve as the registered agent. The business address of the registered agent and the registered office address is 5601 South 59th Street, Suite C, Lincoln, Nebraska 68516.

The principal place of business of the Company shall be in Omaha, Nebraska or at such other city within the State of Nebraska as the Board of Directors may determine or at such city as the Board of Directors may determine provided such city complies with applicable law. The

Company may establish branches and agencies in any other part of the State of Nebraska, in other states or territories of the United States, or in the District of Columbia.

ARTICLE 6

BOARD OF DIRECTORS

The business and affairs of the Company shall be managed by the Board of Directors. The number of directors of the Company shall be fixed from time to time in the manner provided in the Bylaws, or, in the absence of a by-law fixing or providing a manner of determining the number of directors. The number of directors shall be determined by the shareholders. The Board of Directors shall consist of at least five (5) or more individuals, with the number specified in or fixed in accordance with the Bylaws, and no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Any director may be removed in accordance with the provisions of the Bylaws and the laws of the State of Nebraska.

To the fullest extent permitted by the Nebraska Model Business Corporation Act as in effect on the date hereof and as hereafter amended from time to time, a director of the Company shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Nebraska Model Business Corporation Act or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Nebraska Model Business Corporation Act, as so amended from time to time, provided, in no event shall a director be exempt from any obligation imposed by Chapter 44, Nebraska Code Annotated. Any repeal or modification of this Article 7 by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification or with respect to events occurring prior to such time.

In addition to the powers and authorities bereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company; subject, nevertheless, to the provisions of the Code of Nebraska, these Amended and Restated Articles of Incorporation and to any Bylaws from time to time adopted; provided, however, that no Bylaws so adopted shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.

ARTICLE 8

INTERNAL AFFAIRS

The following provisions for the regulation of the business and for the conduct of the affairs of the Company, the directors and the shareholders are hereby adopted:

The power to alter, amend, or repeal the Bylaws or adopt new Bylaws shall be vested in the Board of Directors and the shareholders, or either of them, which power may be exercised in the manner and to the extent provided in the Bylaws, provided, however, that the Board of Directors may not alter, amend or repeal any Bylaw establishing what constitutes a quorum at such shareholders' meetings, or which was adopted by the shareholders and specifically provides that it cannot be altered, amended or repealed by the Board of Directors. The Bylaws may contain any provisions for the regulation of the business and for the conduct of the affairs of the Company, the directors and shareholders not inconsistent with these Amended and Restated Articles of Incorporation.

The Company reserves the right from time to time to amend, alter or repeal each and every provision contained in these Amended and Restated Articles of Incorporation, or to add one or more additional provisions, in the manner now or hereafter prescribed or permitted by the Nebraska Insurance Code or the Nebraska Model Business Corporation Act, and all rights conferred upon shareholders at any time are granted subject to this reservation.

IN WITNESS WHEREOF, Protective Life Insurance Company has caused these Amended and Restated Articles of Incorporation to be executed in the duplicate for it by its President and Chairman of the Board and by its Secretary this 19th day of December, 2024.

PROTECTIVE LIFE INSURANCE COMPANY

By:	/s/ Richard J. Bielen
Richard J. Bielen
President, Chief Executive Officer, and Chairman of the Board

By:	/s/ Felicia Malloch Lee
Felicia Malloch Lee
Secretary

STATE OF ALABAMA	)
)
COUNTY OF JEFFERSON	)

I HEREBY CERTIFY that on this day, before me, an officer duly authorized in the State and County aforesaid to take acknowledgements, Richard J. Bielen, Charmain of the Board of Protective Life Insurance Company, personally appeared before me and acknowledges the execution of the foregoing Amended and Restated Articles of Incorporation of Protective Life Insurance Company, and who having been duly sworn, stated that any representations therein contained are true.

WITNESS my hand and Notarial Seal in the County and State last aforesaid, the 19th day of December, 2024.

Vanessa Ricaurte
NOTARY PUBLIC

{SEAL}